Exhibit 10.38

CARDTRONICS PLC

[•]  Annual Executive Cash Incentive Plan

The Board of Directors of Cardtronics plc (the “Company”) approved the Cardtronics plc Fourth Amended and Restated 2007 Stock Incentive Plan and the Annex to the Cardtronics plc Fourth Amended and Restated 2007 Stock Incentive Plan (collectively, the “Plan”) on January 18, 2019.  The principal objectives of the Plan are to provide a means through which the Company can: (i) attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates.  In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted the following [•] Annual Executive Cash Incentive Plan (this “AECIP”) to provide for annual incentive awards pursuant to the Plan. In the event of any conflict between the AECIP and the Plan, the Plan shall govern.

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

I.           Participants & Groupings

Members of the Company’s executive leadership team that are designated as Section 16 Officers are eligible to participate in this AECIP (collectively, such individuals, the “Participants”).  For purposes of this AECIP, “Section 16 Officers” shall mean the executive officers that have been designated by the Company as subject to section 16 of the Exchange Act, including any successor section to the same or similar effect.

Eligibility for, or participation in, this AECIP shall in no way guarantee an individual’s eligibility for, or participation in, any subsequent year cash incentive plan, if any.

The AECIP has been designed to include certain performance thresholds and metrics focused on the Company, Divisions of the Company, and individual performance to ensure that the Company is measuring and rewarding its executive leadership team on critical business drivers over which they have influence.  All AECIP Participants have a portion of their incentive tied to Global Metrics to align their interests with those of the shareholders. Participants may also have other incentive targets including Division, Geographic, or Business Unit financial performance or individual goals specific to their roles. Each Participant will receive an individual award agreement in the form attached hereto as Exhibit A, which shall contain the target cash incentive amount (“Target Incentive”), performance metrics applicable to each Participant, the weighting of such metrics and the payout percentages at different levels of achievement of the performance metrics.

II.         Performance Metrics

The AECIP rewards the achievement of performance on key metrics that are critical to the Company’s continued success. For this AECIP, [Global and Divisional Metrics could include any of the following on a global or divisional basis: Total Revenues, Adjusted EBITDA, or Adjusted Free Cash Flow.  Individual Metrics include measurable performance-based objectives contributing to overall business performance.]

[•]

III.        Performance Achievement Levels

A.   Global and Division Metrics:

i.     Each Metric is expressed in terms of “Threshold”, “Target” and “Maximum” performance levels.  Payout at each performance level for a given Metric shall be as follows:

a.    performance below the Threshold level will result in no incentive earned for that Metric;

b.    performance at Threshold level will result in [•]% of the Target Incentive applicable to such Metric to be earned;

c.    performance at Target level will result in [•]% of the Target Incentive applicable to such Metric to be earned; and

d.    performance at or above Maximum level will result in a specified percentage, as set forth in an individual Participant agreement, of the Target Incentive applicable to such Metric to be earned.

ii.    Exhibit A attached hereto sets forth “Threshold”, “Target” and “Maximum” for each Metric.

iii.   The weighting for each component of the Metric is set forth in Exhibit A attached hereto.

iv.   Results will be interpolated on a linear basis between performance levels.

B.   Individual Metrics – performance can range from 0% of the Target Incentive applicable to individual goals to a percentage of the Target Incentive applicable to individual goals, set forth in the individual Participant agreement.

IV.        Payment Conditions

For any earned AECIP to be payable to a Participant, both of the following conditions must be met:

A.  The Company must be compliant with all material public company regulations and reporting requirements for its fiscal year.

B.   The Participant must achieve the minimum performance standards established by his/her superior and/or the Board including understanding and complying with corporate and functional risk parameters and must have completed required corporate and compliance training as assigned.

V.          Recoupment of Incentive Compensation Policy a/k/a Clawback policy

The Board has adopted a Recoupment of Incentive Compensation Policy a/k/a the “Clawback” Policy (as may be amended from time to time, the “Policy”).  This Policy applies to any incentive earned under this AECIP and all Participants will be provided a copy of the current Policy and agree in writing (i) to be bound by the Policy and (ii) not to seek indemnification or contribution from the Company for any amounts reimbursed or clawed back pursuant to the Policy.

VI.        Discretion and Administrative Authority

While the intent is to determine bonuses in accordance with the calculations defined by this AECIP, the Committee retains the discretion to adjust the bonus determinations for the performance period relative to the performance targets.  Furthermore, final incentive awards will be determined based on the funds available.

The Committee shall generally oversee the administration of this AECIP.  The Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of this AECIP of any Participant, deceased Participant, or other person having or claiming to have any interest under this AECIP.  The Committee shall have complete discretion to interpret this AECIP and to decide all matters under this AECIP.  Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.  Any individual serving as a member of the Committee who is a Participant will not vote or act on any matter pertaining solely to himself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a Participant’s estate, or the Company.

VII.      Performance Level Achievement Calculation

The performance levels described in this AECIP represent the Company’s business as of [•].  The Committee has approved the following categories of adjustments to actual performance for the purpose of calculating performance under this AECIP.  In order for an adjustment category below to be applied, the adjustment must be reversing the impact actually realized and reported in the Company’s 10-K for the [•] fiscal year. However, the Committee will review and approve all adjustments to actual performance prior to the completion of the calculation of incentives earned under this AECIP. Certain adjustments may already be incorporated in certain Metrics, and it is not intended that the same adjustment be made twice.

[•]

VIII.     Taxation

The Company may, in its discretion, require the Participant to pay in cash to the Company the amount that the Company deems necessary to satisfy its current or future obligation to withhold federal, state or local income or other taxes that the Participant incurs as a result of a bonus payout pursuant to this AECIP.  With respect to any required tax withholding, the Company may withhold from the Participant’s payment the amount necessary to satisfy its obligation to withhold taxes at the applicable minimum statutory rate or other withholding rate, including the maximum rate, as determined by the Committee in accordance with the Plan.

IX.        Limitation of Employee’s Rights

Nothing contained in this AECIP shall (A) confer upon any person a right to be employed or to continue in the employ of the Company, (B) interfere in any way with the right of the Company to terminate the employment of a Participant at any time, with or without cause and with or without prior notice, without regard to the effect such discharge would have on the Participant’s interest in this AECIP, or (C) confer upon any Participant any of the rights of a member or manager of the Company.

X.          Release

Any payment to any Participant in accordance with the provisions of this AECIP shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Committee under this AECIP, and the Committee may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

XI.        Effective Date and Payment

This AECIP is effective as of [•] for the performance period from [•].  If bonuses are earned, audited financial results for the year ended will be used to calculate the bonus payout.  Any payment of bonuses will be made after the results of the Company’s audit are substantially finalized, but no later than March [•] of the year following the year to which the bonus relates.  Participants are required to be employed by the Company or any of its affiliates through [•] in order to be eligible for payment. Any payments under the AECIP shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable.  In no event whatsoever will the Company, any of its Affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on any Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

Exhibit “A”

Participant Agreement Form